SUBLICENSE AGREEMENT


     This Sublicense Agreement (the "AGREEMENT") is entered into as of August 16 2006, by and between Claymore Advisors, LLC, a Delaware limited liability company with offices at 2455 Corporate West Drive, Lisle, IL 60532 (the "ADVISER"), and Claymore Exchange-Traded Fund Trust (the "LICENSEE").

     WHEREAS, the Adviser, through licenses with index providers (each an "INDEX PROVIDER"), has the right to license the indexes, trademarks and service marks (the "INDEXES AND MARKS") listed in Schedule A, for use in connection with the exchange-traded fund products listed in Exhibit A (the "PRODUCTS"); and further

     WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of the Products and the Adviser is willing to grant Licensee a license for such use.

     NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. GRANT OF LICENSE. The Adviser grants Licensee a non-exclusive, non-transferable right and license to use and refer to the Indexes and Marks in connection with the creation, issuance, trading and marketing of the Products pursuant to the terms and conditions of this Agreement.

     2. OWNERSHIP AND VALIDITY. Licensee acknowledges Index Providers' ownership of the entire right, title and interest in and to the Indexes and Marks and Licensee's use shall inure to the sole benefit of the applicable Index Provider.

     3. OBLIGATION. Licensee acknowledges that it has received and read a copy of the License Agreement and agreed to be bound by the provisions thereto other than the obligations to pay fees, which shall be paid by the Adviser.

     4. TERM. This Agreement shall become effective upon the execution of this Agreement by both parties and remain in effect unless terminated by either party as provided herein.

     5. TERMINATION. Licensee may terminate this Agreement upon sixty (60) days' prior written notice to the Adviser. The Adviser may terminate this Agreement upon sixty (60) days' prior written notice to Licensee or immediately upon Licensee's breach of this Agreement.

     6. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the parties. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the parties by their duly authorized officers or representatives.

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     7. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8. GENERAL PROVISIONS.

     (a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party's prior consent shall be null and void.

     (b) No change in, addition to or waiver of any of the provisions of this Agreement shall be binding upon either party unless in writing signed by an authorized representative of such party. No waiver by either party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

     (c) It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Declaration of Trust.

     (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Illinois, without regard to its conflict of law provisions.

     (e) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

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     IN WITNESS WHEREOF, the Adviser and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.


                                             CLAYMORE ADVISORS, LLC


                                             Signature:  _______________________
                                             By:
                                             Title:

                                             CLAYMORE EXCHANGE-TRADED FUND TRUST


                                             Signature: ________________________
                                             By;
                                             Title:

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                                    EXHIBIT A

         CLAYMORE EXCHANGE-TRADED FUND TRUST
         NAME OF SERIES

         Claymore/BNY BRIC ETF
         Claymore/Zacks Sector Rotation ETF
         Claymore/Zacks Yield Hog ETF
         Claymore/Sabrient Insider ETF
         Claymore/Sabrient Stealth ETF
         Claymore/Clear Spin-Off ETF
         Claymore/Ocean Tomo Patent ETF
         Claymore/LGA Green ETF
         Claymore/Sabrient Defender ETF

                                   SCHEDULE A